TECHNOLOGY TRANSFER AGREEMENT

This Agreement is entered into this 12 day of May, 2000 by and between ERoyalty.net, Inc. ("ERN") and Molecular Robotics, Inc. ("MRI").

	WHEREAS ERN has developed certain useful technologies ("Technologies") as are listed on Schedule "A" attached to and incorporated into this Agreement;
and

	WHEREAS ERN wants to assign all rights in the Technology to MRI as part of a transaction where ERN together with several other owners of useful technology will transfer their technologies to MRI so as to allow MRI to exploit these technologies together; and

	WHEREAS MRI will issue stock to this group of technology transferors, including ERN, so that after the transfer this group together will own at least 80% of the outstanding shares of stock in MRI; and

	WHEREAS ERN and MRI intend that this transfer be a tax-free transaction under Section 351 of the Internal Revenue Code.

	NOW THEREFORE ERN and MRI ("Party" or "Parties") agree as follows:

ERN warrants the following:

That it is the owner of the Technology listed on Schedule "A" to this Agreement.

That it has all rights necessary in order to assign this Technology to MRI.

That this Technology is original and does not infringe any patent either issued or pending or any trade secret held by any third party.

That the Technology is not subject to any license agreement nor is its transfer subject to the approval of any third party.

That rights to the Technology have not been assigned or transferred previously to any third party.

ERN hereby assigns to the Company exclusively throughout the world all right, title and interest (choate or inchoate) in (i) the Technology listed on Schedule A (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively "Intellectual Property") and MRI accepts such assignment.

MRI will issue to ERN 750,000 shares of MRI common stock.

ERN will assist MRI in any act necessary to show that MRI is the owner of the technology including but not limited to any filings with the Patent and Trademark Office.

ERN will indemnify and defend MRI against any claim of infringement arising out of MRI's use of the Technology.

This Agreement shall be governed by the laws of the State of California as though fully performed within that State.

Should a court of competent jurisdiction decide that any provision of this Agreement is illegal or for any reason unenforceable, then the remaining provisions of this Agreement shall remain fully effective and the remaining provisions as a whole shall be interpreted so as to carry out the intention of the Parties.

Any dispute over the interpretation of the terms or performance of the Parties to this Agreement shall be heard in a court of competent jurisdiction within Los Angeles, County, California.

The Parties have reviewed this Agreement and jointly agree to its terms and no presumption shall be made against the drafter of any provision herein.

This Agreement may be executed in counterparts.



EROYALTY.NET, INC.                             MOLECULAR ROBOTICS, INC.

By: /S/ DAVID LAVITT                           By: /S/ SUSAN BRANA
David Lavitt                                   Susan Brana

Title: Pres./CEO                               Title: Chairman of the Board

Date: 5/25/2000                                Date: 5/25/2000



                                 SCHEDULE "A"
                      List of Technologies Transferred

1. Taggant

2. Upgraded Taggant Reader

3. Shipping Sensors